EXHIBIT 10.1

TRANSITIONAL ADVISORY SERVICES AGREEMENT

This TRANSITIONAL ADVISORY SERVICES AGREEMENT (the “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro” or the “Company”), and Dolph Johnson (the “Executive”), as of October 4, 2021 and effective as of such date (the “Effective Date”).
WITNESSETH:
WHEREAS, the Executive currently serves as the Company’s Executive Vice President and Chief Human Resources Officer;
WHEREAS, the Executive has indicated to the Company that he wishes to retire from employment with the Company in 2024 and assist in the recruitment and/or training of his successor before such retirement;
WHEREAS, the Executive and the Company want to provide for an orderly transition of the Executive’s current responsibilities and knowledge and retain the Executive’s services during a transitional period during which the Executive will be employed as a Special Advisor to the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. Subject to Section 6 of this Agreement, the Executive’s employment with the Company as Executive Vice President and Chief Human Resources Officer shall continue on the current terms and conditions through at least the Company’s Annual Meeting of Shareholders in May 2022, provided that such employment may be extended, at the Company’s sole discretion, through a date no later than December 31, 2022, if the Company has not hired and/or promoted a successor to serve as the Company’s Chief Human Resources Officer, Chief People Officer, or such other title as the Company may designate, by the May 2022 Annual Meeting of Shareholders. Executive’s transitional services to the Company pursuant to this Agreement shall commence on the date of the Company’s May 2022 Annual Meeting (if the Company appoints the Executive’s successor effective as of such date) or the first day following the Company’s Annual Meeting in May 2022 on which the Company has hired and/or elevated a successor to assume the full responsibilities of Executive’s current position, but in no event later than January 1, 2023 (such date, once determined, shall be the “Commencement Date” of the transitional services). This Agreement shall continue until the end of the day of the Company’s Annual Meeting of Shareholders in May 2024 (the “Retirement Date” and, the Executive’s termination of employment on such date,

“Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement (such period of employment hereunder from the Commencement Date to the Retirement Date referred to as the “Term”).
2.Transition; Position and Duties; Location.
(a)Transition. Effective as of the Commencement Date, the Executive shall cease to serve as the Executive Vice President and Chief Human Resources Officer of Hasbro and instead shall continue employment with the Company beginning on the Commencement Date in the position of Special Advisor (such position, “Special Advisor”). The Executive’s employment in the position of Special Advisor shall continue until the Retirement Date (or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement). The Executive shall, unless his employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to retire voluntarily from all positions of any kind with the Company on the Retirement Date. By executing this Agreement, the Company and the Executive agree to the termination of his employment with the Company as of the Retirement Date, that such retirement shall be automatic and without any further action on the part of the Executive or the Company and that the Executive shall execute such other documentation with respect thereto as is reasonably requested by the Company. The parties intend that the Executive’s transition to the role of Special Advisor shall not constitute a “separation from service” within the meaning Section 409A (as defined below) and that the Executive shall provide sufficient services as Special Advisor during the Term such that no separation from service shall occur until the Retirement Date (or, if earlier, the date the Executive’s employment is terminated in accordance with Section 6 of this Agreement).
(b)Other Positions. On or following the Commencement Date (or any earlier date of the termination of employment pursuant to Section 6), at the first request of Hasbro, the Executive shall cease to serve in any officer or board positions he has with the Company and its subsidiaries, and the Executive shall execute such documentation with respect thereto as is reasonably requested by the Company.
(c)Duties; Availability. In his role as Special Advisor, the Executive shall report directly to the Chief Executive Officer or Executive Chairman of Hasbro (the “CEO/EC”), if an Executive Chairman position is created before or during the Term, and shall have such duties and responsibilities as are assigned by the CEO/EC from time to time, which may include, but not be limited to, executive coaching; on-going work on the integration of Entertainment One; assistance with CEO and senior management succession planning; on-going support to the Company’s Board of Directors; advice and assistance on matters relating to the Executive’s duties prior to the Commencement Date; and counsel to the CEO/EC or other members of the senior management team as requested by the CEO/EC. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities in his role as Special Advisor, provided that the Executive will not be required to travel without the

Executive’s agreement and provided further that the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company. The Executive will provide the Company with prompt written notice prior to beginning any such board service.
3.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $775,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual or other increases in salary during the Term. Similarly, the Base Salary will not be subject to reduction during the Term.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)2022 Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus award for the Company’s 2022 fiscal year (“FY 2022”), which shall be determined and settled in accordance with the terms of the Hasbro 2014 Senior Management Annual Incentive Plan, or successor plan for senior executives (the “Bonus Plan”), based on the actual level of attainment of applicable performance goals for FY 2022. For the avoidance of doubt, such cash bonus award shall be equal to a target of 75% of the Executive’s FY 2022 base salary earnings (i.e., the target bonus) multiplied by the actual corporate performance factor determined under the Bonus Plan for FY 2022, subject to any other modifications made to the corporate performance payout under the Bonus Plan. Subject to the Executive’s continued employment with the Company through the applicable vesting date, such bonus shall be paid in calendar year 2023 at the same time bonuses are paid to the senior executives of Hasbro, but in no event later than March 15, 2023.
(ii)2023 Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus award for the Company’s 2023 fiscal year (“FY 2023”) in an amount equal to 100% of the three-year average annual bonus paid to Executive for FY2020, 2021 and 2022. Subject to the Executive’s continued employment with the Company through the applicable vesting date, such bonus shall be paid in calendar year 2024 at the same time bonuses are paid to the senior executives of Hasbro, but in no event later than March 15, 2024.
(iii)The Executive will not be eligible to receive an annual cash bonus award with respect to any portion of the Company’s 2024 fiscal year.
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan, or any successor equity plan (the

“Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements, including those relating to “retirement”.
(i)Outstanding equity awards granted to the Executive will continue to vest, in accordance with their terms, through the earlier of the Retirement Date or the Date of Termination (as defined in Section 6(d)). The Retirement Date or, if earlier, the Date of Termination, under this Agreement shall be considered the date of the Executive’s retirement from employment with the Company for purposes of the treatment of any outstanding awards upon retirement, including “Early Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are normally settled for Hasbro’s senior executives, which, for the avoidance of doubt, under the terms of the award agreements is on or prior to March 15 of the year in which the applicable “Annual Vesting Date” occurs (as defined in the applicable award agreement). For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy.
(ii)Subject to the Executive’s continued employment with the Company through the applicable grant date, in fiscal years 2022 and 2023, Executive shall be entitled to receive annual grants of equity awards at the same time and on the same terms as the Company’s annual equity grant to officers and other eligible employees. At such time in fiscal year 2022, and 2023 as the Company makes its annual grant of equity awards to officers and eligible employees pursuant to the Company’s long-term incentive program, provided the Executive is still employed with the Company at the time of such grant, the Executive will receive equity awards. In fiscal year 2022, Executive shall be entitled to an aggregate award at least equal in grant date value to the grant date value of Executive’s award for fiscal year 2021, which for an avoidance of doubt, had a grant date value of $2,000,000. In fiscal year 2023, Executive will receive an equity award with an aggregate target grant date award level equal to 250% of his annualized Base Salary of $775,000. For purposes of computing the target grant date award level and the amount and form of equity awards to be granted, such equity awards will be valued consistently with the awards being made to other officers of the Company, as if the Executive were going to remain employed with the Company for the full vesting or performance period of such equity grants, subject to the terms of the Stock Plan and applicable award agreements. The forms of the equity awards made to the Executive will be determined by the Company’s Compensation Committee of its Board and will have a mix of award types and vesting terms consistent with those granted to other senior executives of the Company (excluding the Company’s CEO). Following the annual 2023 long-

term equity incentive grant, the Executive shall not be eligible for further grants of additional equity awards during the Term. In furtherance of the foregoing, the Executive will not be granted any equity awards in fiscal 2024.
(d)Other Benefits. During the Term, the Executive shall be entitled to participate in all broad-based retirement, health and welfare plans and programs offered by the Company to its employees, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time. In furtherance of the foregoing, the Executive will continue to participate in, and be eligible for Company contributions made pursuant to the terms of, the Hasbro, Inc. Supplemental Benefit Retirement Plan (“Supplemental Retirement Plan”) and the Hasbro, Inc. Retirement Savings Plan (“401(k) Plan”) through the Retirement Date, or, if earlier, the Date of Termination. Executive will remain eligible to participate in the Hasbro, Inc. Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) through the Retirement Date, or, if earlier, the Date of Termination.
(e)Vacation. During the Term, the Executive shall continue to accrue vacation or other paid time-off, as he did while employed as Executive Vice President and Chief Human Resources Officer. The Executive acknowledges and agrees that as of the Retirement Date, or, if earlier, the Date of Termination he will have used all accrued vacation and other paid time off that he is entitled to as of the Retirement Date, or, if earlier, the Date of Termination.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company’s Chief Executive Officer or Chief Financial Officer in advance in writing. In addition, the Company shall reimburse the Executive for up to $15,000 USD in aggregate for his documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall continue to receive tax preparation assistance at the Company’s cost pursuant to the Hasbro, Inc. Executive Tax Preparation and Financial Planning Services Policy dated January 1, 2018, or its successor plan, for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Term.
4.Payments and Benefits at Retirement. Upon the Executive’s Retirement, without duplication:
(a) the Company shall pay to the Executive (or his estate, beneficiary or legal representative, as applicable) any portion of the Base Salary earned through the

Retirement Date that has not yet been paid on the next regular pay day following the Retirement Date, subject to applicable taxes and withholding. Any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred and documented by the Executive in accordance with Company policy and this Agreement prior to the Retirement Date, subject to advance written approval of such expenses, shall be paid within 20 business days after the Retirement Date;
(b) all outstanding equity awards will be treated in accordance with Section 3(c) of this Agreement, the terms of the Stock Plan and the applicable award agreements, including any applicable provisions of the Stock Plan and such award agreements relating to “Early Retirement” or “Normal Retirement” (provided the Executive satisfies the conditions for such terms as defined under the Stock Plan and such award agreements), which for avoidance of doubt “Normal Retirement” shall (1) result in the full vesting of all outstanding options and one year to exercise all options (although such one-year period will not extend beyond the original option expiration date), (2) the pro-rata vesting of any unvested portion of the Restricted Stock Units based on the portion of the vesting period that has elapsed as of the May 2024 Retirement Date, with the computation and payment timing for such portion to be governed by the grant agreements, and (3) a pro-rata portion of the actual earned payout of the Performance Share Awards based on the portion of the performance period that has elapsed as of the May 2024 Retirement Date, with the computation and payment timing for such portion to be governed by the grant agreements; and
(c) the Executive shall be entitled to tax preparation assistance in accordance with Section 3(g) of this Agreement for purposes of filing his tax returns in respect of the fiscal year in which the Retirement Date occurs.
(d) Except as set forth above in this Section 4 or in another Company plan in which Executive participates, the Executive shall not be entitled to any other payments upon or following the Retirement Date.
5.Announcement. The contents of any announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from Executive Vice President and Chief Human Resources Officer of Hasbro to the position of Special Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority.
6.Termination of Employment before or following the Commencement Date and Prior to the Retirement Date.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term, or death prior to the Commencement Date. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term, or prior to the

Commencement Date. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy applicable to the Executive or, if there is no such policy in effect, that (i) based upon appropriate medical evidence, the Executive has become physically or mentally incapacitated so as to render him incapable of performing his duties under this Agreement, with or without a reasonable accommodation, for 180 days or more within a 365-day consecutive period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to performance of the Executive’s duties before the Disability Effective Date.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Term or prior to the Commencement Date for Cause.
For purposes of this Agreement, “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of a material agreement with the Company, including this Agreement, (iii) a failure to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) gross negligence or willful misconduct resulting in material harm to the Company, (vi) violation of the Hasbro Code of Conduct, (vii) continuing failure to perform duties reasonably assigned to the Executive in accordance with the terms of this Agreement, taking into account that the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company during the Term (it being understood it would be a material breach of this Agreement to serve as a member of the board of directors of other entities or persons that are competitive with the Company, looking at the Company’s business as of the Commencement Date, during the Term), after receiving written notification of such failure, (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, (ix) an intentional violation of Federal or state securities laws or (x) fraud, embezzlement, theft or dishonesty against the Company; provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (viii) above unless the Company has provided the Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within 30 days following receipt thereof. The Board of Directors of Hasbro (the “Board”) or the CEO shall determine whether a violation is curable and/or cured in its or his reasonable discretion.
If, subsequent to the Executive’s termination of employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board or the CEO that the Executive’s employment could have been terminated by the Company for Cause pursuant to this Section 6(b), the Executive’s employment shall, at the election of the Board or the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(c)Voluntary Termination.
(i)The Executive may voluntarily terminate employment during the Term, or prior to the Commencement Date, at any time, which shall be effected by giving the Company 30 days advance written notice of such termination.
(d)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 6(c)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired).
7.Obligations of the Company on Termination Following the Effective Date or Commencement Date and Prior to the Retirement Date.
(a)Obligations on any Termination. If the Executive’s employment with the Company terminates for any reason following the Commencement Date and prior to the Retirement Date, including by voluntary termination of employment by the Executive under Section 6(c)(i), then the Executive shall be entitled to the payments and benefits described in Section 4 of this Agreement, in each case, with any such modifications as are set forth below in this Section 7. Unless otherwise specifically set forth in this Agreement or in another Company plan in which the Executive participates, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of his employment with the Company, including, but not limited to, any payments or benefits under any other applicable law, statutory scheme, policy or guideline.
(b)Obligations on a Termination Due to Death or Disability. If the Executive’s employment with the Company terminates following the Effective Date or the Commencement Date and prior to the Retirement Date by reason of death or Disability, then:
(i)the Executive, or his estate, beneficiary or legal representative, shall continue to be paid his Base Salary through the planned Retirement Date, as if the Executive had remained employed by the Company pursuant to this Agreement through the Retirement Date,
(ii)in addition to the payments and benefits in this Section 7(b) above, the Executive, or his estate, beneficiary or legal representative, as applicable, shall be entitled to benefits as provided under the applicable death or disability benefit program of the Company in which the Executive was a participant (if any) and any outstanding equity awards will be treated in accordance with their terms applicable in the event of death or Disability.
(c)Voluntary Resignation by the Executive Following the Effective Date or Commencement Date and Prior to the Retirement Date.  If, before the Commencement Date or during the Term, the Executive’s employment with the Company terminates in accordance with Section 6(c)(i) of this Agreement because the Executive voluntarily chooses to terminate employment with the Company prior to the Retirement Date and ceases providing services to the Company, then for the lesser of (i) 12 months beginning upon the Executive’s termination of employment or (ii) the remainder of the Term (if less than 12 months remain in the Term as of the effective date of termination of employment), the Company will continue to pay the Executive, in accordance with the Company’s customary payroll practices and subject to Section 13(c)(ii), his Base Salary as severance. The Executive will not be entitled to any other payments except as set forth in this Section 7(c) and in Section 4.
(d)Termination by the Company for Cause Following the Effective Date or the Commencement Date and Prior to the Retirement Date. In the event the Executive’s employment hereunder is terminated by the Company for Cause, unless otherwise provided in another Company plan in which the Executive participates, Executive shall only be entitled to the payments set forth in Section 4(a) of this Agreement and will not be entitled to any other payments upon or following the termination of employment.
8.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. Subject to the following sentence, the Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives (the “Hasbro Change in Control Severance Plan”) and any payments or benefits under any applicable law or statutory scheme. Notwithstanding the prior sentence, it is agreed that for a termination of employment prior to the Commencement Date, the Hasbro Change in Control Severance Plan (if applicable), shall apply in situations covered by its terms. The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits he would otherwise be entitled to receive pursuant to any law or statutory scheme providing for payments or benefits in connection with a termination of employment, including in connection with the Retirement or an earlier termination of the

Executive’s employment with the Company in accordance with Section 6 of this Agreement.
9.Restrictive Covenants.
(a)Non-Competition, Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that each Non-Competition, Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company (collectively, the “Restrictive Covenant Agreements”) shall remain in full force and effect and that the Retirement Date (or, if in the event of an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement, the Date of Termination) shall constitute the “Date of Termination” (or term of similar import) for purposes of any Restrictive Covenant Agreement.
(b)Nondisparagement. During the Term and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders and (ii) Hasbro shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company Parties in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean the executive officers of the Company (as such persons have been designated by the Company’s Board of Directors pursuant to Section 16 of the Securities Exchange Act of 1934), in each case, acting in his or her capacity as a representative of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island). The Executive consents to the exclusive jurisdiction of the U.S. District Court for the District of Rhode Island, unless there is no federal jurisdiction, and then to the State courts of Rhode Island to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to not contest the applicability of Rhode Island law in any Action. The Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
11.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.
13.Miscellaneous.
(a)Section 21F; Defend Trade Secrets Act.
(i)Notwithstanding anything in this Agreement or any Restrictive Covenant Agreement to the contrary, nothing in or about this Agreement or any Restrictive Covenant Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(b)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all

Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(c)Entire Agreement: Release.
(i)The Executive and the Company acknowledge that this Agreement (collectively with the Release attached as Exhibit A hereto and executed simultaneously herewith, the Company’s form of Inventions Assignment Agreement, which is being re-executed simultaneously herewith, and the Restrictive Covenant Agreements) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect, including, without limitation, with respect to the Executive, the Hasbro Change in Control Severance Plan for Designated Senior Executives and any other severance plan or policy sponsored or maintained by the Company (it being understood the Hasbro Change in Control Severance Plan, if applicable, continues to apply to a termination of employment prior to the Commencement Date, but not after the Commencement Date). This Agreement does not amend the terms of the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k) Plan, Supplemental Retirement Plan, Deferred Compensation Plan, or other benefit plans in which the Executive participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio and the Company shall not have any obligations to the Executive hereunder. By executing this Agreement, the Executive and the Company agree to waive any requirement under, to the extent applicable, any other legacy agreement to provide advance written notice prior to their termination.
(ii)The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4, 6 or 7 is conditioned upon the Executive signing and delivering to the Company an additional release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”) both (i) following the Commencement Date and (ii) following the Retirement Date or other earlier Date of Termination (if any), which Executive Release must become irrevocable within sixty (60) days following the Commencement Date or Date of Termination, as applicable. Except as otherwise provided, the Company shall commence or make, as applicable, the payments under Sections 4, 6 or 7 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year.
(d)Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments triggered by a termination of employment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described under this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
(e)Section 280G Matters. Executive acknowledges and agrees that any and all payments under this Agreement are subject to the provisions of Section 12(f) of the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives, as amended.
(f)Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to take all reasonable steps to make sure its requests for cooperation do not interfere with the Executive’s professional and personal obligations.
(g)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(h)Reflection period. The Executive is hereby advised of his to right terminate this Agreement, without giving reasons, by means of a written statement addressed to the Company’s Chief Legal Officer, Tarrant Sibley, 1011 Newport Avenue, Pawtucket, RI 02862, Tarrant.sibley@hasbro.com. This statement must be received by the Company within seven days after this Agreement has been entered into.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

HASBRO, INC.
By

Name: Brian Goldner
Title: Chairman and Chief Executive Officer

Date:

Accepted and Agreed to:

Dolph Johnson

Date:

[Signature Page to Transitional Advisory Services Agreement

Exhibit A
RELEASE
Pursuant to the terms of the Transitional Advisory Services Agreement (the “Agreement”) between Hasbro, Inc. (“Hasbro” or the “Company”) and Dolph Johnson (the “Executive”) entered into as of the date indicated therein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and any affiliated organization of the Company in any country or jurisdiction globally, and/or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents, plan administrators, fiduciaries, or employees (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which the Executive ever had or now has against any and all the Released Parties, including, but not limited to:
(a)    all claims arising out of or related to the Executive’s employment and his transition to the role of Special Advisor (as defined in the Agreement) (the “Transition”);
(b)    all claims arising out of or relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information or marital status;
(c)    all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2101 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Genetic Information Nondiscrimination Act, P.L. 110-233, all as amended;
(d)    all claims under state or local statutes including the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5-1 et seq., the Rhode Island Sexual Harassment, Education and Training in the Workplace Law, R.I. Gen. Laws § 28-51-1 et seq., the Rhode Island Wage Discrimination Based on Sex Law, R.I. Gen. Laws § 28-6-17 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws § 28-48-1 et seq., the R.I. Temporary Caregiver Leave Law §28-41-35 et seq., the Civil Rights Act, R.I. Gen. Laws § 42-112-1 et seq., the Civil Rights of People with Disabilities Law, §42-87-1, the Rhode Island Healthy and Safe Families and Workplaces Act, R.I. Gen. Laws §28-57-1 et seq., and the Rhode Island Whistleblowers’ Protection Act, R.I. Gen. Laws § 28-50-1 et seq., the Massachusetts Fair Employment Practices
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Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H, the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150, and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Earned Sick Time Law, M.G.L. c. 148(c), the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A, all as amended;
(e)    all wrongful discharge claims, common law tort, defamation, breach of contract, infliction of emotional distress and other common law claims;
(f)    all state and federal whistleblower claims to the maximum extent permitted by law; and
(g)    any claim or damage arising out of your employment with the Company and the Transition (including a claim for retaliation) under any common law theory or any Federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not (i) prevent the Executive from filing a charge with, cooperating with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation or proceeding, and he further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding) or (ii) restrict the Executive’s right to enforce the Agreement in accordance with its terms. It is also understood that the Hasbro Change in Control Severance Plan (as defined in the Agreement), if applicable, continues to apply to a termination of employment prior to the Commencement Date and for such a termination the Executive has a right to enforce that plan agreement in accordance with its terms. This release does not release the rights of the Executive under the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k) Plan, Supplemental Retirement Plan, Deferred Compensation Plan or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date.
For the purpose of giving a full and complete release, the Executive understands and agrees that this Release includes all claims that the Executive may now have but does not know or suspect to exist in the Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause the Executive to waive or release rights or claims that may arise after the date this Release is executed.
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Acknowledgments.
The Executive affirms that he has fully reviewed the terms of this Release, affirms that he understand its terms and states that he is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company and the Transition.
The Executive acknowledges that he has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if he wishes, before he signs below. If the Executive signs and returns this Release before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage him to sign through fraud, misrepresentation or a threat to withdraw or alter the offer before the 21-day period expires.
The Executive understands that he may revoke this Release within seven days after he signs it. The Executive’s revocation must be in writing and submitted within the seven-day period.
If the Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable. The Executive further understands that if he revokes this Release during such seven-day period, the Agreement shall be null and void ab initio and the Executive will not be eligible to receive the payments and benefits provided for therein.
The Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which he was already entitled.
By:
    Dolph Johnson

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